Nucor Executive Vice President Joe Rutkowski to Retire; Joe Stratman to Assume Additional Responsibilities

CHARLOTTE, N.C., Jan. 11 /PRNewswire-FirstCall/ -- Nucor Corporation (NYSE: NUE) Executive Vice President of Business Development Joseph A. Rutkowski announced today his plans to retire at the end of February after 21 years of service with Nucor.  Mr. Rutkowski began his career as Manager of Nucor Cold Finish, Norfolk, Nebraska in 1989; served as Manager of Melting and Casting of Nucor Steel, Plymouth, Utah from 1991 to 1992; General Manager of Nucor Steel, Darlington, South Carolina from 1992 to 1998; and General Manager of Nucor Steel, Hertford County, North Carolina from August 1998 to November 1998.  He was promoted to Vice President in 1993 and to Executive Vice President in 1998.

Effective March 1, 2010, R. Joseph Stratman will assume responsibility for business development activities while continuing his role as Executive Vice President of Beam and Plate Products.  Mr. Stratman began his Nucor career in 1989 as Controller of Nucor Building Systems, Waterloo, Indiana.  He then served as Controller of Nucor-Yamato Steel Company from 1991 to 1998; General Manager of Nucor Steel, Norfolk, Nebraska from 1998 to 1999; and General Manager of Nucor-Yamato Steel Company from 1999 to 2007.  He was promoted to Vice President in 1999 and to Executive Vice President in 2007.

Dan DiMicco, Nucor's Chairman, CEO and President, commented: "Joe Rutkowski has made outstanding contributions throughout his 21-year career to Nucor's strong record of profitable growth.  With his leadership of our business development activities this decade, the Nucor team has very successfully executed on our growth strategy.  Joe has been an exceptional leader throughout his Nucor career.  His advice, counsel and support have been key to the success of the entire Nucor team, of which he will forever be a member.  Joe's retirement plans are consistent with another key strategic initiative in recent years to position our company for continued profitable growth – thoughtful and orderly succession planning.  Joe Stratman is a proven Nucor leader who has strong experience both at operating divisions and at corporate.  He is well-prepared to help our team build more platforms for profitable long-term growth."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap.  Nucor is North America's largest recycler.

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CONTACT:  Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208